UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 28, 2011

CREXUS INVESTMENT CORP.
(Exact name of registrant as specified in its charter)

Maryland	1-34451	26-2652391
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1211 Avenue of the Americas
Suite 2902
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (646) 829-0160

No Change
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On March 28, 2011, Starwood Property Trust, Inc. (“Starwood”) delivered a written proposal to the Board of Directors (the “Board”) of CreXus Investment Corp. (the “Company”) to acquire all of the outstanding common stock of the Company (the “Proposal”). A copy of the Proposal is attached to this current report on Form 8-K as Exhibit 99.1.

On March 28, 2011, the Company issued a press release announcing that it was considering the Proposal. Later on March 28, 2011, the Company issued a press release that its Board had rejected the Proposal. Copies of both press releases issued by the Company are attached hereto as Exhibits 99.2 and 99.3, respectively.

After the Company issued its press release announcing that the Board had rejected the Proposal, Starwood issued a press release confirming that the Proposal would be withdrawn if the Company priced its current equity offering.

In addition, the Company is hereby providing the following additional risk factor relating to the Proposal for the purpose of updating the risk factor disclosure contained in the Prospectus Supplement dated March 21, 2011 and the Company’s periodic reports pursuant to the Securities Exchange Act of 1934, as amended.

Starwood’s offer creates certain risks for our equity investors.

Starwood’s unsolicited offer to acquire us and our board’s decision to decline that offer creates certain risks for current and future investors in our common stock. Our board’s decision to decline the offer may be negatively received by our existing shareholders, which could result in negative consequences for us and have an adverse effect on our future stock price. It is possible that we end up in protracted interactions with Starwood, which could be costly and could divert our management’s time and attention from the operation of our business. Further, investors should not assume that Starwood’s offer is an indication that it, or any other party, will seek to acquire us in the future, and investors should not ascribe incremental value to our shares as a result of the Starwood offer.

Item 9.01 Financial Statements and Exhibits

 (d)     Exhibits

99.1	Starwood Proposal, dated March 28, 2011
99.2	Company Press Release, dated March 28, 2011
99.3	Company Press Release, dated March 28, 2011

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CreXus Investment Corp.

By:	/s/ Daniel Wickey
Name: Daniel Wickey
Title: Chief Financial Officer

Date: March 28, 2011